Exhibit 5.1

October 16, 2020

Nephros, Inc.

380 Lackawanna Place

South Orange, NJ 07079

Ladies and Gentlemen:

We have acted as counsel to Nephros, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a prospectus supplement dated October 15, 2020 (the “Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and effective on December 6, 2019 (the “Registration Statement”), including the prospectus dated December 6, 2019, included therein (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of 833,333 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

The Shares are to be issued pursuant to the Prospectus and the Securities Purchase Agreement dated October 15, 2020, by and among the Company and the purchasers named therein (the “Agreement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Prospectus and the Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

FREDRIKSON & BYRON, P.A.

By:	/s/ Amanda K. Lorentz
Vice President